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                                                                    EXHIBIT 99.7



KEYSTONE
FINANCIAL

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One Keystone Plaza
Front & Market Streets
P.O. Box 3660
Harrisburg, PA  17105-3660
717/233-1555

                                           July 26, 1995


National American Bancorp, Inc.
312 Main Street
Towanda, PA  18848

Gentlemen:

The purpose of this letter is to confirm our understanding with regard to the incentive stock options (the "Options") for an aggregate of 16,000 shares of Common Stock of National American Bancorp, Inc. ("NAB") currently outstanding to Donald R. Brennan, Edward F. Earley, David S. Packard and James E. Parks (the "Optionees") under NAB's 1994 Employee Stock Option Plan (the "Plan"):

            1. If the merger between NAB and Keystone Financial, Inc. (the "Merger") is consummated on or after January 1, 1996, Keystone will not assume NAB's obligations under the Options with the results that, pursuant to Section 5(g) of the Plan, (1) the Optionees shall have the right immediately prior to the Merger to exercise the Options in whole or in part without regard to any installment provisions and (2) the Options, to the extent unexercised, shall terminate upon consummation of the Merger.

            2. If Keystone desires to consummate the Merger on or before December 31, 1995, Keystone will assume the Options with the result that unexercised options will become options for Keystone Common Stock, proportionately adjusted to reflect the ratio for exchanging NAB Common Stock for Keystone Common Stock in the Merger. In such event, it is Keystone's present intention that upon request of the Optionees Keystone would cause the Keystone shares issuable upon exercise of the Options to be registered on Form S-8 under the Securities Act of 1933 (the "Act").
      It is understood that by reason of the prohibitions contained in Section 5 of the Act and as provided in the third paragraph of the Option agreements, the Options may not be exercised following the Merger in the absence of such registration.

If this conforms to your understanding, kindly confirm our agreement by signing in the space indicated below and returning a signed copy to the undersigned.

                                           Very truly yours,

                                           KEYSTONE FINANCIAL, INC.


                                           By     /s/ George R. Barr, Jr.
                                              ----------------------------------
                                                   Senior Vice President

Accepted and agreed to:

NORTH AMERICAN BANCORP, INC.


By        /s/ David S. Packard
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                President